Exhibit 3.8

SECOND CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

CORONADO BIOSCIENCES, INC.

Coronado Biosciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

ONE: The Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State on June 28, 2006. An Amended and Restated Certificate of Incorporation of the Company was filed with the Delaware Secretary of State on April 21, 2010. A First Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company was filed with the Delaware Secretary of State on May 20, 2011.

TWO: Harlan F. Weisman is the duly elected Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company.

THREE: This amendment of the Company’s Amended and Restated Certificate of Incorporation, as amended to date was duly adopted by the Company’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 211 of the General Corporation Law of the State of Delaware.

FOUR: Article IV, Section A of the Company’s Amended and Restated Certificate of Incorporation, as amended to date is hereby amended to read in its entirety as follows:

“This Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 115,000,000 shares, 100,000,000 of which shall be Common Stock, par value $0.001 per share, and 15,000,000 of which shall be Preferred Stock, par value $0.001 per share.”

FIVE: All other provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended to date shall remain in full force and effect.

SIX: This Second Certificate of Amendment will be effective upon filing.

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IN WITNESS WHEREOF, the Company has caused this Second Certificate of Amendment to be executed on its behalf by Harlan Weisman, its Chairman of the Board and Chief Executive Officer, effective as of October 1, 2013.

CORONADO BIOSCIENCES, INC.

By:	/s/ Harlan F. Weisman
Harlan Weisman, Chairman of the Board of Directors and Chief Executive Officer